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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934
                Date of Report (Date of earliest event reported)
                                  June 22, 1999
                                 (June 11, 1999)

                       Clear Channel Communications, Inc.
             (Exact name of registrant as specified in its charter)

                                      Texas
                            (State of Incorporation)

         1-9645                                          74-1787536
(Commission File Number)                    (I.R.S. Employer Identification No.)

                          200 Concord Plaza, Suite 600
                            San Antonio, Texas 78216
                                 (210) 822-2828
          (Address and telephone number of principal executive offices)


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                       Clear Channel Communications, Inc.
                                    Form 8-K

Item 2 (a)        Acquisition or Disposition of Assets.

On June 11, 1999, Clear Channel Communications, Inc. (the "Company" or the "Registrant") closed its purchase of shares of Dauphin OTA, an outdoor advertising company organized under the laws of France ("Dauphin"). Upon completion of this closing, the Company owned approximately 50.5% of the issued share capital of Dauphin. The Company has launched a tender offer as of June 18, 1999 for the remaining issued and outstanding shares.

The Company purchased the shares of Dauphin common stock for 146.35 EURO per share, or approximately $153 per share. The aggregate consideration for all such shares purchased was approximately 235 million EURO or approximately $250 million which was financed through borrowings under the Company's revolving credit facility.

Item 2. (b)

Dauphin's operations include approximately 103,000 outdoor advertising display faces in 4 countries. The registrant intends to continue to use the assets of Dauphin to provide outdoor advertising services.

Item 7 (a).       Financial Statements of Businesses Acquired.

The consolidated balance sheet of Dauphin as of December 31, 1998 and the consolidated statements of operations and cash flows of Dauphin for the fiscal year ended December 31, 1998 are impracticable to present at the time of this filing. The required items under item 7 (a) will be filed no later than August 20, 1999.

Item 7. (b)       Pro Forma Financial Information.

The unaudited pro forma combined condensed balance sheet of the Company and Dauphin as of December 31, 1998 and the unaudited pro forma combined statement of operations of the Company and Dauphin for the year ended December 31, 1998 are impracticable to present at the time of this filing. The required items under item 7 (b) will be filed no later than August 20, 1999.

Item 7 (c)        Exhibits.

NONE



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clear Channel Communications, Inc.

Date     June 22, 1999                 By  /s/ HERBERT W. HILL, JR.
                                       Herbert W. Hill, Jr.
                                       Senior Vice President/
                                       Chief Accounting Officer